Exhibit 10.42

ANNTAYLOR STORES CORPORATION

NON-QUALIFIED DEFERRED COMPENSATION PLAN

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Table of Contents

Article	1
	1.1	Establishment of the Plan	1
	1.2	Purpose of the Plan	1

Article	2
	2.1	Account Balance	1
	2.2	Administrator	1
	2.3	Beneficiary	1
	2.4	Change in Control	2
	2.5	Code	2
	2.6	Committee	2
	2.7	Compensation	2
	2.8	Disability	2
	2.9	Distributable Event	2
	2.10	Early Retirement Date	2
	2.11	Eligible Employee	2
	2.12	Employer	2
	2.13	ERISA	2
	2.14	Excess Compensation	3
	2.15	Incentive Compensation	3
	2.16	Normal Retirement Date	3
	2.17	Participant	3
	2.18	Plan	3
	2.19	Plan Year	3
	2.20	Separation from Service	3
	2.21	Spouse	3
	2.22	Trust Agreement	3
	2.23	Trust Fund	3
	2.24	Trustee	3
	2.25	Unforeseeable Emergency	3
	2.26	Valuation Date	4
	2.27	Vested Interest	4

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Article	3
	3.1	Eligibility Requirements	4
	3.2	Deferral Election	4

Article	4
	4.1	Employer Credits	4
	4.2	Separate Accounting	5
	4.3	Vesting in the Account Balance	5
	4.4	Earnings	5
	4.5	Amounts Payable	5

Article	5
	5.1	Distribution	5
	5.2	Subsequent Deferral	6
	5.3	Form of Payment	6
	5.4	Acceleration of Benefits	6
	5.5	Forfeiture of Amounts Not Vested	6

Article	6
	6.1	Administrator	7
	6.2	Accounts and Expenses	7
	6.3	Employer’s Powers	7
	6.4	Responsibility of the Employer	7

Article	7
	7.1	Unfunded Status of Plan	8
	7.2	Investment Vehicle	8
	7.3	Directed Investments	8

Article	8
	8.1	Amendment of Plan	9
	8.2	Termination of Plan by Employer	9
	8.3	Automatic Termination of Plan	10
	8.4	Amendment and Termination Compliance	10

Article	9
	9.1	Limitation of Rights	10
	9.2	Total Agreement	10
	9.3	No Contract of Employment	10

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9.4	Limitation on Assignment	10
9.5	Representations	10
9.6	Severability	11
9.7	Applicable Law	11
9.8	Title to Assets	11
9.9	Gender and Number	11
9.10	Headings and Subheadings	11
9.11	Legal Action	11
9.12	Claims Procedure	11

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ANNTAYLOR STORES CORPORATION

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Article 1

Establishment and Purpose of the Plan

1.1	Establishment of the Plan. The AnnTaylor Stores Corporation (“the Employer”) hereby adopts the Ann Taylor Stores Corporation Non-Qualified Deferred Compensation Plan (“the Plan), effective January 1, 2008. The Plan assets will be held in a Rabbi Trust.

1.2	Purpose of the Plan. The purpose of the Plan is to provide additional benefits to Participants upon the occurrence of a Distributable Event.

Article 2

Definitions

Whenever used in the Plan, the following terms will have the meanings as set forth in this Article, unless a different meaning is clearly required by the context in which the term is used.

2.1	Account Balance. The term “Account Balance” means the bookkeeping account maintained for each Participant which reflects the value of the deferred Compensation credited to the Participant, including the earnings or losses allocable thereto and adjusted to reflect any distribution made to the Participant or his or her Beneficiary. If a Participant has more than one Beneficiary at the time of the Participant’s death, a separate Account Balance will be maintained for each Beneficiary. A Participant will have no secured rights of any kind to his or her Account Balance.

2.2	Administrator. The term “Administrator” means the Employer unless another Administrator is appointed by the Employer to administer the Plan.

2.3	Beneficiary. The term “Beneficiary” means the person, persons, or legal entity entitled to receive benefits under this Plan that become payable in the event of the Participant’s death. All Beneficiary designation must be in writing on a form prescribed acceptable to the Administrator, and a Participant may amend or revoke such designation at any time in writing. Such designation, amendment, or revocation will be effective upon receipt of same by the Administrator. If a Beneficiary has not been designated, or if all of a Participant’s designated Beneficiaries die prior to the death of the Participant, or if a Beneficiary designation is ineffective for any reason, then the estate of the Participant will be the Beneficiary. Upon the death of the Participant, any Beneficiary entitled to the Participant’s Vested Interest under this Section will become a vested Beneficiary and have all the rights of the Participant with the exception of making deferrals, including the right to designate Beneficiaries.

2.4	Change in Control. A Change in Control shall only exist for purposes of the Plan if a Change in Control would exist as defined in Section 409A of the Code, and the regulations promulgated thereunder, and if a change in control would also exist under Ann Taylor’s Special Severance Plan.

2.5	Code. The term “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended and the regulations promulgated thereunder. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.6	Committee. The term “Committee” means the committee, if any, appointed by the Employer to which the Employer delegates some or all of its administrative duties under the Plan.

2.7	Compensation. The term “Compensation” means, with respect to a Plan Year, base salary and Incentive Compensation earned by the Participant for services rendered during such Plan Year.

2.8	Disability. The term “Disability” is defined in the Ann Taylor’s long term disability policy; provided that a Disability shall only exist for purposes of the Plan if a disability would exist under the definition provided in section 409A of the code and the regulations promulgated thereunder.

2.9	Distributable Event. The term “Distributable Event” means an event occurring as a result of:

(1)	the Participant’s death;

(2)	Disability;

(3)	a Change in Control

(4)	Separation from Service

(5)	a specified date as elected by the Participant subject to the limitations of Sections 3.2 and 5.1;

(6)	Unforeseeable Emergency.

2.10	Early Retirement Date. The term “Early Retirement Date” means the date a Participant reaches age 55 and completes at least 5 years of employment with the Employer. Years of employment with the Employer shall be determined in the same manner as years of service are determined under AnnTaylor Incorporated Savings Plan.

2.11	Eligible Employee. The term “Eligible Employee” means any person who is employed by the Employer and is a member of a select group of employees set forth from to time in a resolution of the Committee. An Eligible Employee can, at the election of the Administrator, include an independent contractor.

2.12	Employer. The term “Employer” means AnnTaylor Stores Corporation and its direct and indirect subsidiaries.

2.13	ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions which amends, supplements or replaces such section or subsection.

2.14	Excess Compensation. The term ‘Excess Compensation’ means with respect to the Plan year, the total of base and bonus compensation earned for the plan year minus the 401(a)(17) qualified plan compensation limit as indexed on an annual basis.

2.15	Incentive Compensation. The term “Incentive Compensation” means the annual bonus earned by a Participant for services rendered during all or a portion of a Plan Year. The term “Incentive Compensation” does not mean guaranteed sign-on bonuses, or other similar long-term, non- performance-based payments.

2.16	Normal Retirement Date. The term “Normal Retirement Date” means age 65.

2.17	Participant. The term “Participant” means an Eligible Employee who has satisfied the eligibility requirements set forth in Section 3.1 and has entered the Plan as a participant.

2.18	Plan. The term “Plan” means AnnTaylor Stores Corporation Non-Qualified Deferred Compensation Plan.

2.19	Plan Year. The term “Plan Year” means the Employer’s fiscal year.

2.20	Separation from Service. The term “Separation from Service” means a separation from service with the Employer, except as otherwise determined by the Administrator in accordance with Section 409A of the Code and the regulations promulgated thereunder. A Separation from Service will not be deemed to have occurred upon the sale of a subsidiary or business unit with respect to a Participant who continues in employment with the subsidiary or purchaser unless or until the Participant incurs a Separation from Service with such subsidiary or purchaser.

2.21	Spouse. The term “Spouse” means the individual to whom a Participant is or was married.

2.22	Trust Agreement. The term “Trust Agreement” means the written agreement, if any, made by and between the Employer and the Trustee under which the Trust Fund is maintained.

2.23	Trust Fund. The term “Trust Fund” means the unfunded trust fund, if any, created under and subject to the Trust Agreement to hold some or all of the assets of the Plan.

2.24	Trustee. The term “Trustee” means the Trustee or Trustees, if any, and any successors thereto, who are duly appointed under the Trust Agreement.

2.25

Unforeseeable Emergency. The term “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting (a) from an illness or accident of the Participant, the Participant’s Spouse, or the Participant’s dependent as defined in Code §152(a); (b) from loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by homeowner’s insurance, e.g., as a result of a natural disaster); (c) from the need to pay for the funeral expenses of the Participant’s Spouse or dependent as defined in Code §152(a); or (d) from other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Board of Directors of the Employer and provided that an Unforeseeable Emergency shall only exist for purposes of the Plan if an Unforeseeable Emergency would exist as defined in Section 409A of the Code, and the regulations promulgated thereunder. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses (including non-refundable deductibles) and the cost of prescription drug medication may constitute an unforeseeable emergency. But except as specifically provided above, the purchase of a home or payment of college tuition is not an Unforeseeable Emergency.

2.26	Valuation Date. The term “Valuation Date” means the date on which the Trustee determines the value of the Trust Fund. The Trust Fund must be valued at least annually as of the last day of the Plan Year, but the Administrator can elect to have all or any portion of the Trust Fund valued more frequently.

2.27	Vested Interest. The term “Vested Interest” means a Participant’s nonforfeitable interest in his or her Account Balance.

Article 3

Participation in the Plan

3.1	Eligibility Requirements. An Eligible Employee will be eligible to enter the Plan as a Participant by resolution of the Committee.

3.2	Deferral Election. Each Participant must make each deferral election pursuant to this Plan, and each such deferral election must be irrevocable, before the beginning of the Participant’s taxable year for which the Participant elects to defer Compensation under the Plan, in accordance with Section 409A of the Code and the regulations promulgated thereunder.

Article 4

Credits

4.1	Employer Credits. Each Plan Year, the following amounts will be credited to the Account Balance of each Participant:

a)	If the Participant elects to defer an amount under the AnnTaylor Incorporated Savings Plan, then to the extent such deferral is a deferral of up to 6% of the Participant’s Excess Compensation, the deferral amount will be credited under the Plan.

b)	The amount of base salary the Participant elects to defer, provided that such amount may not exceed 50% of the Participant’s annual base salary, or other greater limit set by the Administrator.

c)	The amount of Incentive Compensation that the Participant elects to defer under the Plan.

d)	Beginning on the anniversary of the Participant’s date of hire, an amount equal to the sum of 1 and 2 below:

1.	An amount equal to 100% of the amount credited under (a) above that constitutes 3% or less of the Participant’s Excess Compensation.

2.	An amount equal to 50% of any amount credited under (a) above that constitutes more than 3% of the Participant’s Excess Compensation, and 6% or less of the Participant’s Excess Compensation.

4.2	Separate Accounting. The Trustee shall maintain separate accounts for amounts credited to the Trust under 4.1(a), (b), (c), and (d), and shall maintain separate accounts for each Plan Year.

4.3	Vesting in the Account Balance. Credits under 4.1 (a), (b), and (c) are at all times fully vested. Credits under 4.1(d) vest upon the second anniversary of a Participant’s date of hire, subject to the Participant’s continuous employment through such date, except that upon a Change in Control, all credits to accounts made under 4.1(d) shall vest immediately.

4.4	Earnings. Earnings on the amounts deferred shall be credited based on earnings of the Trust Fund.

4.5	Amounts Payable. Amounts paid under section 5.1 below shall equal the vested amounts credited to the accounts of Participants as provided herein determined as of the most recent Valuation Date occurring prior to each such payment.

Article 5

Distribution of Benefits

5.1	Distribution.

(a) Amounts Credited Under 4.1(a), (b) and (c). Amounts credited under 4.1 (a), (b) and (c) will be distributed as a lump sum payment six months after a Separation from Service or according to a fixed schedule elected by the Participant prior to the beginning of each calendar year in which the Participant defers compensation under the Plan.

(b) Amounts Credited Under 4.1(d).

Vested amounts credited under 4.1(d) will be distributed only upon Separation from Service, and in the following manner:

•	Upon Separation from Service prior to the Early Retirement Date or Normal Retirement Date: in a single lump sum six months following the Separation from Service.

•

Upon Separation from Service following the Early Retirement Date or Normal Retirement Date: in the form as elected by the Participant prior to commencement of participation in the Plan. A Participant receiving distribution amounts in the form of installments will receive the initial installment as soon as administratively feasible following the 6 months period after Separation from Service, with subsequent installments to be paid on an annual basis in each successive calendar year. For Participants receiving distributions in substantially equal installments, the proportion of the total amount in the account to be paid in each installment shall be determined by dividing the number one by the number of remaining installments.

5.2	Subsequent Deferral. Any changes in the time or form of distribution may not take effect until 12 months after the subsequent elections are made. If a subsequent election is made with respect to distributions that would occur because of a Change in Control, a fixed schedule, or Separation from Service, the new election can not allow payment until at least five years after payments would have begun under the initial election.

5.3	Form of Payment. Payment shall be made in the form of cash unless the Participant elects another form of payment and the Employer agrees to provide payment in that form.

5.4	Acceleration of Benefits.

(a) Death or Disability: For amounts credited under 4.1 (a), (b), and (c) that the Participant has elected to receive according to a fixed schedule, distribution will accelerate upon the Participant’s Death or Disability.

(b) Change in Control: For amounts credited under 4.1 (a), (b), (c), and (d), distributions will accelerate upon a Change in Control. (See 4.3 above for vesting rules upon a Change in Control.)

(c) Unforeseeable Emergency: If a Participant has an Unforeseeable Emergency, the Participant may elect to receive a lump sum distribution equal to the amount requested or, if less, the maximum amount determined by the Administrator to be permitted to be distributed under this sub-section (c), 409A of the Code, and the regulations promulgated thereunder. A distribution due to an Unforeseeable Emergency (a) may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent that any such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan; and (b) may not exceed the amount reasonably necessary to satisfy the emergency need (which may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

(d) No Acceleration. Except as provided for in subsection (a), (b), and (c) above, in no event will the time or schedule of any payment be accelerated except in the instance of (a) payments to someone other than the Participant that are needed to fulfill a domestic relations order as defined in Code §414(q); (b) payments necessary to comply with federal rules against conflicts of interest; and (c) the minimum amount necessary to pay FICA taxes required by Code §3121(v)(2) (and the related income tax withholding triggered by the distribution). In addition, the Plan may be amended at any time to add a provision permitting an automatic lump sum payment of not more than $10,000 upon termination of a Participant’s entire interest in the Plan, provided the distribution is made not later than the later of (a) 2  1/2 months after a Participant’s Separation from Service; or (b) the end of the calendar year which contains the date of the Participant’s Separation from Service.

5.5	Forfeiture of Amounts Not Vested. Any amounts not vested at the time of distribution shall be forfeited to the Employer.

Article 6

Plan Administration

6.1

Administrator. The Employer will be responsible for appointing an Administrator to administer the Plan. Such Administrator may be an individual and/or a committee authorized to act collectively on behalf of the Plan. The Administrator will have responsibility for the operation and administration of the Plan and will direct payment of Plan benefits. The Administrator will have the power and authority to adopt, interpret, alter, amend, or revoke rules and regulations necessary to administer the Plan and delegate ministerial duties and employ such outside professionals as may be required for prudent administration of the Plan. The Administrator will also have authority to enter agreements on behalf of the Employer necessary to implement this Plan. The Administrator, if otherwise eligible, may participate in the Plan but will not be entitled to make decisions solely with respect to his or her own participation. If the Employer appoints an individual and a committee as Administrator, the Employer will designate the division of the duties hereunder between the individual and the committee.

6.2	Accounts and Expenses. An Account Balance will be established for each Participant. Such Account Balance will be valued at fair market value as of the last day of the calendar year and on such other dates as necessary for the proper administration of the Plan, and each Participant will receive a written accounting at least annually of his or her Account Balance (and the Vested Interest therein) following such valuation. Such accounting will be made as soon as administratively feasible after the end of the calendar year. Each Account Balance will be credited or debited, as applicable, with (a) any increase or decrease resulting from investments; (b) any expenses incurred by the Employer in maintaining and administering this Plan, which may be paid out of the Plan; and (c) the amount of any distribution.

6.3	Employer’s Powers. The Employer and the Administrator will have the power and authority to adopt, interpret, alter, amend or revoke rules and regulations necessary to administer the Plan and to delegate ministerial duties and employ such outside professionals, including the Administrator, as may be required for the prudent administration of the Plan. The Employer will also have authority to enter into contracts as necessary to implement this Plan.

6.4	Responsibility of the Employer. The Employer will have the sole responsibility for the establishment and maintenance of the Plan. The Employer, will have the power and authority to appoint an Administrator, any Trustees (to the extent assets of the Plan are held in an unfunded Trust), and any other professionals as may be required for the administration of the Plan or Trust. The Employer will also have the right to remove any individual or party appointed to perform functions under the Plan.

Article 7

Investment of Rabbi Trust Assets

7.1	Unfunded Status of Plan. It is intended that this Plan will be unfunded within the meaning of that term under ERISA. Any Employer credits which are made to an unfunded Trust will be transmitted to the Trustee not less frequently than annually.

7.2	Investment Vehicle. The Employer may elect to invest all assets of the Plan in an unfunded Trust Fund, but all credits made to the Plan, all property and rights to property (including rights as a Beneficiary of a contract providing life insurance protection) purchased with such credits, and all income attributable to such credits, property or rights, will remain (until paid or made available to the Participant or Beneficiary) solely the property and rights of the Employer, subject only to the claims of the Employer’s general creditors. Assets will be held in a Rabbi Trust.

7.3	Directed Investments. Subject to any rules or procedures established by the Administrator under paragraph (h), the Administrator may permit Participants to direct the investment of one or more of their accounts, and subject to any such rules or procedures, investment directives must be given by a Participant in accordance with the following:

(a) Directed Investment Accounts. The Administrator will designate which accounts can be directed and whether the Participant or other payee can direct all or only a portion of each such account. Any such designation can be changed by the Administrator from time to time by communicating new procedures to the Participants.

(b) Investment Funds. Any amount a Participant or other payee directs will be put into a segregated investment selected by him or her; or among alternative investment funds offered under the Plan. With respect to any Plan assets which are invested in the Trust Fund, such alternative investment funds will be under the full control and management of the Trustees. Alternatively, if investments outside the Trustee’s control are allowed, Participants and payees may not direct that investments be made in collectibles, other than U.S. Government gold and silver coins. If a Participant or payee fails to make a timely investment election, at the Administrator’s discretion either no election will be deemed to have been made or the Participant or other payee will be considered to have made an election to invest 100% of his or her account in an investment option, the primary objective of which is the preservation of principal, until such time as an investment decision by the Participant or other payee becomes effective.

(c) Investment Form. A Participant’s investment direction will be made in a form acceptable to, and in accordance with procedures established by, the Administrator. Unless changed by procedures established by the Administrator and communicated to Participants and other payees, (1) a Participant or other payee may change his or her investment election by filing a new investment designation form with the Administrator or the Administrator’s designee; (2) any such change will be effective no later than the first day of the next investment election period; and (3) investment election periods will be established at the discretion of the Administrator.

(d) Transfers of Assets Between Funds. Unless changed by procedures established by the Administrator and communicated to Participants and other payees, if multiple investment fund options are made available, a Participant or other payee may elect to transfer all or part of his or her account from one investment fund to another investment fund by filing an investment designation form with the Administrator or with the Administrator’s designee within a reasonable administrative period prior to the next period for which investment options may be elected to be transferred. The funds will be transferred as soon as practicable prior to, or by the start of, the new election period. If made available, telephone or other electronic or computer transfers will be permitted under uniform procedures approved adopted by the Administrator.

(e) Administrator Responsibility. Either the Administrator or the Administrator’s designee will be responsible when transmitting Employer and Employee credits or other Plan assets to indicate the dollar amount which is to be credited to each investment fund on behalf of each Participant or other payee.

(f) No Administrator Liability. Except as may otherwise be provided under the terms of the Plan, neither the Administrator nor the Employer will be liable to the Participant or other payee (or to his or her Beneficiaries) for any loss resulting from action taken under this Section at the direction of the Participant or other payee.

(g) Charges and Fees. Any charge or fee, including legal fees, incurred in connection with a Participant’s direction under this Section of the Plan may be charged to and paid from the assets of the Participant’s account.

(h) Adoption of Procedures. All investment designations by Participants or other payees will be made subject to and in accordance with any rules or procedures the Administrator may adopt. Such rules or procedures, when properly executed in a written document, will be deemed incorporated in this Plan.

Article 8

Amendment or Termination of Plan

8.1	Amendment of Plan. The Employer can amend the Plan at any time, and from time to time, in whole or in part, but any such amendment (a) must be in writing; (b) will be binding on all parties claiming an interest under the Plan; and (c) cannot deprive a Participant or Beneficiary of a right accrued under the Plan prior to the date of the amendment without the written consent of the Participant or Beneficiary, provided, however, that a Beneficiary’s consent is not required if the amendment is executed prior to the date of the Participant’s death. Notwithstanding the foregoing, the Employer can amend the Plan at any time, retroactively if necessary, to (a) assure that the Plan is characterized as a top-hat plan of deferred compensation maintained for a select group of management or highly compensated employee as described under ERISA §201(2), §301(a)(3), and §401(a)(l); and (b) to conform the Plan to the requirements of any applicable law, including ERISA and the Code. No amendment described in the preceding sentence will be considered prejudicial to any interest of a Participant or Beneficiary under the Plan,

8.2	Termination of Plan by Employer. Although the Employer has established this Plan with the intention and expectation to maintain the Plan indefinitely, the Employer may terminate or discontinue the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon termination, all credits will cease. The Plan is considered terminated only if all assets of the Plan are paid to Participants as soon as administratively practicable. If the assets of the Plan are not distributed, the Plan will be treated as a frozen plan and must continue to comply with all of the statutory requirements necessary for Plan eligibility.

8.3	Automatic Termination of Plan. The Plan will automatically terminate with respect to the Employer upon dissolution of the Employer or upon the Employer’s merger or consolidation with any other business organization if there is a failure by the surviving business organization to specifically adopt and continue the Plan.

8.4	Amendment and Termination Compliance. No amendment or termination shall be effective other than in compliance with Section 409A of the Code, and the regulations promulgated thereunder.

Article 9

Miscellaneous Provisions

9.1	Limitation of Rights. Neither the establishment of this Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving a Participant or other person any legal or equitable right against the Employer except as otherwise provided under the terms of the Plan.

9.2	Total Agreement. This Plan and other administrative forms will constitute the total agreement or contract between the Employer and an Employee or Participant regarding his or her participation in the Plan and his or her benefits under the Plan. No oral statement or representation regarding the Plan may be relied upon by an Employee or Participant.

9.3	No Contract of Employment. Participation in this Plan will not be construed to establish or create an employment contract between any Eligible Employee and the Employer.

9.4	Limitation on Assignment. Benefits under this Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so will be void. A Participant’s or Beneficiary’s interest in the Plan will not be subject to debts or liabilities of the Participant, and will not be subject to attachment, garnishment, or other legal process.

9.5	Representations. The Employer does not represent or guarantee that any particular federal or state income, payroll, personal property, or other tax consequence will result from participation in this Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation. Furthermore, the Employer does not represent or guarantee successful investment of Plan assets and will not be required to repay any loss that may result from such investment or lack of investment.

9.6	Severability. If a court of competent jurisdiction holds any provision of the Plan to be invalid or unenforceable, the remaining Plan provisions will nevertheless continue to be fully effective.

9.7	Applicable Law. This Plan will be construed in accordance with applicable federal law and, to the extent otherwise applicable and to the extent not superseded by applicable federal law, the laws of the domicile of the Employer.

9.8	Title to Assets. No Participant or Beneficiary will have any right to, or any interest in, any Plan assets upon his or her Separation from Service with the Employer, except as may otherwise be provided under the terms of the Plan.

9.9	Gender and Number. Words used in the masculine gender will be construed as in the feminine or neuter gender where applicable, and words used in the singular will be construed as in the plural where applicable.

9.10	Headings and Subheadings. Headings and subheadings are used for convenience of reference, and they constitute no part of this Plan and are not to be considered in its construction.

9.11	Legal Action. In any claim, suit or proceeding about the Plan which is brought against the Administrator, the Plan will be construed and enforced according to the laws of the state in which the Employer maintains its principal place of business.

9.12	Claims Procedure. The claims procedure required under ERISA §503 and the regulations thereunder is set forth in a written policy established by the Administrator. Such policy will be the sole and exclusive remedy for an Employee, Participant or Beneficiary (“Claimant”) to make a claim for benefits under the Plan.

This Agreement is executed as of the 22nd day of January, 2008.

AnnTaylor Stores Corporation

By	/s/ Michael Nicholson
Print Name	Michael Nicholson
Title	EVP & Chief Financial Officer

SAMPLE CORPORATION

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Administrative Policy Regarding Claims Procedures

In accordance with Section 9.12 of ANNTAYLOR STORES CORPORATION NON-QUALIFIED DEFERRED COMPENSATION PLAN (the “Plan”), ANNTAYLOR STORES CORPORATION and its subsidiaries (the “Sponsoring Employer”) hereby implements the rules and procedures set forth below to govern claims for benefit under the Plan. The procedures set forth in the policy here are the sole and exclusive remedy for an Employee, Participant or Beneficiary (“Claimant”) to make a claim for benefits, and these procedures will be administered and interpreted in a manner consistent with the requirements of ERISA §503 and the regulations thereunder. All claims determinations that are made by the Administrator, the Appropriate Named Fiduciary, and/or the Committee (if one has been appointed under Section 8.3 of the Plan) will be made in accordance with this procedure and will be applied consistently to similarly situated Claimants. The terms used in this procedure will have the same meaning ascribed to those terms in the Plan.

Definitions

In applying the terms of this Policy, any terms used herein which are also used in the Plan will have the same meaning ascribed to them under this Policy as ascribed to them under the terms of the Plan except as may otherwise be provided in this Policy. In addition, the following terms specific to this Policy will have the following meanings:

Appropriate Named Fiduciary. For purposes of this Policy, the term “Appropriate Named Fiduciary” means either (1) if a Committee has been appointed by the Sponsoring Employer under Section 8.3 of the Plan, the Committee; (2) if a Committee has not been appointed pursuant to Section 8.3 of the Plan, the Administrator; or (3) if an appeal of the initial denial is made for Disability Benefits, then an individual who is neither the individual who made the initial adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. Furthermore, for purposes of this Policy, if a Committee has not been appointed by the Sponsoring Employer pursuant to Section 8.3 of the Plan, any reference to Committee will be considered a reference to the Administrator.

Disability Benefit. For purposes of this Policy, the term “Disability Benefit” means a benefit that, if available and provided by the Plan, becomes payable upon a determination of a Participant’s Disability, other than any disability that, pursuant to the terms of this Plan, is determined either by the Social Security Administration or under the Sponsoring Employer’s long term disability plan.

Initial Determination of a Claim

Written Claim. A Claimant (or the Claimant’s authorized representative) may file a claim for a benefit to which the Claimant believes he or she is entitled under the Plan. Claims must be filed in writing with the Administrator.

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Denial of a Claim. The Administrator, in its sole and complete discretion, will make all initial determinations as to the right of any person to benefits. If the claim is denied in whole or in part, the Administrator will send the Claimant a written or electronic notice (which electronic notice must comply with the standards imposed by Department of Labor Regulation §2520.104b-l(c)(l)(I), (iii), and (iv)) informing the Claimant of the denial. The notice must be written in a manner calculated to be understood by the Claimant and must contain the following information: (1) the specific reason or reasons for the denial; (2) reference to the specific plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (4) a description of the Plan’s review (i.e., appeal) procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA §502(a) following an adverse benefit determination on review; and (5) in the case of the Plan’s denial to provide Disability Benefits to a Claimant (a) if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the Claimant upon request; or (b) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

Notice of a Claim Denial

Claims for Non-Disability Benefits. With respect to a claim for benefits that are not Disability Benefits, written or electronic notice of the denial will be given within a reasonable period of time (but no later than 90 days) from the date the Administrator receives the written claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial 90-day period. If an extension is necessary, the Administrator will send the Claimant a written notice prior to the expiration of the initial 90-day period in which the Administrator indicates the special circumstances requiring an extension and the date by which the Administrator expects to render a decision.

Claims for Disability Benefits. With respect to a claim for Disability Benefits, written or electronic notice of the denial will be given within a reasonable period of time (but no later than 45 days) from the date the Administrator receives the written claim. The 45-day period can be extended by the Administrator for up to 30 days if the Administrator both determines that an extension is necessary due to matters beyond the control of the Administrator and notifies the Claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension and the date by which the Administrator expects to render a decision. If, prior to the end of the first 30-day extension period, the Administrator determines that, due to matters beyond the control of the Administrator, a decision cannot be rendered within that extension period, then the period for making the determination may be extended for up to an additional 30 days, provided the Administrator notifies the Claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Administrator expects to render a decision. In the case of any extension under this paragraph, the

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notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Claimant will be afforded at least 45 days within which to provide the specified information.

Appeals Process

Request for Appeal. If the Administrator denies a claim in whole or in part, the Claimant may elect to appeal the denial. If the Claimant does not appeal the denial pursuant to the procedures set forth in this Policy, the denial will be final, binding and unappeasable. If a request for an appeal is timely filed, the Claimant will be afforded a full and fair review of the claim and the denial. As part of this review, the Claimant may submit written comments, documents, records, and other information relating to the claim, and the review will take into account all such comments, documents, records, or other information submitted by the Claimant, without regard to whether such information was submitted or considered in the Administrator’s initial benefit determination. The Claimant also may obtain, free of charge and upon request, records and other information relevant to the claim, without regard to whether such information was relied upon by the Administrator in making the initial benefit determination. The timing for an appeal of the initial denial of benefits (and other applicable provisions) is as follows:

(a)	Appeal of a Claim for Non-Disability Benefits. With respect to a claim for benefits that are not Disability Benefits, the written request for appeal must be filed by the Claimant (or by the Claimant’s authorized representative) with the Appropriate Named Fiduciary within 60 days after the date on which the Claimant receives the Administrator’s notice of denial.

(b)	Appeal of a Claim for Disability Benefits. With respect to a claim for Disability Benefits, (A) the written request for appeal must be filed by the Claimant (or by the Claimant’s authorized representative) with the Appropriate Named Fiduciary within 180 days after the date on which the Claimant receives the Administrator’s notice of denial; (B) the appeal for Disability Benefits will not afford any deference to the initial denial and will be conducted by the Appropriate Named Fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual; (C) if the appeal of any adverse benefit determination is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, then the Appropriate Named Fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; (D) the Claimant will be given the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s initial denial, without regard to whether the advice was relied upon in making the benefit determination; and (E) the health care professional engaged for a consultation under clause (C) above will be an individual who is neither an individual who was consulted in connection with the initial denial that is the subject of the appeal, nor the subordinate of any such individual.

Review of Appeal. The Appropriate Named Fiduciary will, in its sole and complete discretion, determine whether to uphold all or part of the initial claim denial. If on appeal the Appropriate

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Named Fiduciary determines that all or part of the initial denial should be upheld, the Administrator will send the Claimant a written or electronic notice informing the Claimant of its decision to uphold all or part of the initial denial, written in a manner calculated to be understood by the Claimant and containing the specific reason or reasons for the denial; a specific reference to pertinent Plan provisions on which the denial is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents and other information relevant to the claim; and an explanation of the Claimant’s right to request arbitration and the applicable time limits for doing so. Any written or electronic notice informing the Claimant of its decision to uphold all or a portion of the initial denial will be given according to the following provisions:

(a)	Notice to Uphold Denial of Non-Disability Benefits. With respect to a claim for benefits that are not Disability Benefits, the written or electronic notice will be given within a reasonable period of time (but no later than 60 days) from the date the Appropriate Named Fiduciary receives the request for appeal, unless special circumstances require an extension of time for reviewing the claim. In no event may the extension exceed 60 days from the end of the initial 60-day period. If an extension is necessary, prior to the expiration of the initial 60-day period, the Administrator will send the Claimant a written notice, indicating the special circumstances requiring an extension and the date by which the Appropriate Named Fiduciary expects to render a decision.

(b)	Notice to Uphold Denial of Disability Benefits. With respect to a claim for Disability Benefits, the written or electronic notice will be given within a reasonable period of time (but no later than 45 days) from the date the Appropriate Named Fiduciary receives the request for appeal, unless special circumstances require an extension of time for reviewing the claim. In no event may the extension exceed 45 days from the end of the initial 45-day period. If an extension is necessary, prior to the expiration of the initial 45-day period, the Administrator will send the Claimant a written notice, indicating the special circumstances requiring an extension and the date by which the Appropriate Named Fiduciary expects to render a decision.

Alternative Time for an Appeal to Be Decided. Notwithstanding the preceding section, if (1) a Committee is serving as the Appropriate Named Fiduciary, (2) the Committee holds regularly scheduled meetings on a quarterly or more frequent basis, and (3) the appeal of the initial denial is for benefits that are not Disability Benefits (however, if this Plan is a multi-Employer Plan, then this paragraph will also apply to Disability Benefits), then the Committee may make its determination of the claim on appeal at its next regularly scheduled meeting if the Committee receives the written request for appeal more than 30 days prior to its next regularly scheduled meeting or at the regularly scheduled meeting immediately following the next regularly scheduled meeting if the Committee receives the written request for appeal within 30 days of the next regularly scheduled meeting. If special circumstances require an extension, the decision may be postponed to the third regularly scheduled meeting following the Committee’s receipt of the written request for appeal if, prior to the expiration of the initial time period for review, the Claimant is provided with written notice, indicating the special circumstances requiring an extension and the date by which the Committee expects to render a decision. If the extension is required because the Claimant has not provided information that is necessary to decide the claim, the Committee may suspend the review period from the date on which notice of the extension is

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sent to the Claimant until the date on which the Claimant responds to the request for additional information. The Committee shall notify the Claimant of the benefit determination as soon as possible, but not later than 5 days after the benefit determination is made.

Voluntary Arbitration

If (1) a Claimant wishes to contest a final decision of the Appropriate Named Fiduciary and (2) the Claimant voluntarily chooses not to bring a civil action under ERISA §502(a) following an adverse benefit determination on appeal, then the Claimant and the Appropriate Named Fiduciary may agree to arbitration. If a Claimant agrees to arbitration, then a written request for arbitration must be filed by the Claimant (or the Claimant’s authorized representative) with the Administrator within 60 days (or such additional time as the Administrator may deem appropriate) after the date the Claimant receives the written decision of the Appropriate Named Fiduciary. The Claimant and the Administrator will each name an arbitrator within 20 days after the Administrator receives the Claimant’s written request for arbitration. The two arbitrators will jointly name a third arbitrator within 15 days after their appointment. If either party fails to select an arbitrator within the 20 day period, or if the two arbitrators fail to select a third arbitrator within 15 days after their appointment, then the Administrator will determine that either (1) the arbitration will cease, or (2) the presiding judge of the county court (or its equivalent) in the county in which the principal office of the Sponsoring Employer is located will appoint the other arbitrator or arbitrators. The arbitrators will render a decision within 60 days after the appointment of the third arbitrator and will conduct all proceedings pursuant to the laws of the state in which the Sponsoring Employer’s principal place of business is located and the then current Rules of the American Arbitration Association governing commercial transactions, to the extent such rules are not inconsistent with applicable state law. The cost of arbitration will be borne by the losing party or, if the decision is not clearly in favor of one party or the other, in the manner determined by the arbitrators. Pursuant to the Claimant’s voluntary choice to pursue arbitration, the arbitrators’ decision will be final, binding and unappeasable.

By	/s/ Michael Nicholson	Date	1/20/08
For the Plan Administrator

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